CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of HELPFUL ALLIANCE COMPANY of our report dated June 29, 2015 relating to the financial statements of HELPFUL ALLIANCE COMPANY., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Green & Company, CPAs

Green & Company, CPAs

Temple Terrace, FL

June 29, 2015